Exhibit 10.1

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (the “Agreement”), dated this 20th day of February 2018, is by and among MB Bancorp, Inc. (the “Company”), Stilwell Activist Fund, L.P. (“Activist Fund”), Stilwell Activist Investments, L.P. (“Activist Investments”), Stilwell Partners, L.P. (“Stilwell Partners”), Stilwell Value LLC (“Stilwell Value”), and Joseph Stilwell, an individual (collectively, with Activist Fund, Activist Investments, Stilwell Partners, and Stilwell Value, the “Stilwell Group,” and each individually, a “Stilwell Group Member”), and Corissa J. Briglia, an individual (the “Nominee”).

RECITALS

WHEREAS, the Company, the Stilwell Group and the Nominee have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Representations and Warranties of the Stilwell Group Members. The Stilwell Group Members individually and collectively represent and warrant to the Company, as follows:

(a)       The Stilwell Group has fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), as to which it is the beneficial owner, and neither the Stilwell Group, any Stilwell Group Member nor the Nominee nor any of their affiliates has (i) a right to acquire any interest in any capital stock of the Company, or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit A;

(b)       The Stilwell Group and each Stilwell Group Member has full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by the Stilwell Group and each Stilwell Group Member has been duly authorized by the Stilwell Group and each Stilwell Group Member. This Agreement constitutes a valid and binding obligation of the Stilwell Group and the Stilwell Group Members and the performance of its terms will not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which the Stilwell Group or any Stilwell Group Member is a party;

(c)       There are no other persons who, by reason of their personal, business, professional or other arrangement with the Stilwell Group or any Stilwell Group Member, have agreed, in writing or orally, explicitly or implicitly, to take any action on behalf of or in lieu of the Stilwell Group or any Stilwell Group Member that would be prohibited by this Agreement; and

(d)       There are no arrangements, agreements or understandings concerning the subject matter of this Agreement between the Stilwell Group or any Stilwell Group Member and the Company or between the Stilwell Group or any Stilwell Group Member and the Nominee other than as set forth in this Agreement.

2.	Representations and Warranties of the Company.

(a)       The Company hereby represents and warrants to the Stilwell Group that the Company has full power and authority to enter into and perform its obligations under this Agreement and that the execution and delivery of this Agreement by the Company has been duly authorized by the Board of Directors of the Company. This Agreement constitutes a valid and binding obligation of the Company and the performance of its terms will not constitute a violation of its articles of incorporation, charter or bylaws or any agreement or instrument to which the Company is a party; and

(b)       The Company hereby represents and warrants to the Stilwell Group that there are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between the Stilwell Group or any Stilwell Group Member and the Company other than as set forth in this Agreement.

3.	Covenants.

(a)       During the term of this Agreement, the Company covenants and agrees as follows:

(i)       Effective March 27, 2018, the Board of Directors of the Company will be expanded by one board seat, and the Nominee will be appointed a director of the Company to serve in the class of directors with terms expiring at the Company’s 2018 Annual Meeting of Stockholders and will be nominated at the 2018 Annual Meeting of Stockholders to serve until the 2019 Annual Meeting of Stockholders or, in each case, until her successor, if any, is elected and qualified. Effective March 27, 2018, the Board of Directors of the Company will cause the Board of Directors of, its wholly owned subsidiary Madison Bank of Maryland (the “Bank”) to expand the Bank’s Board of Directors by one board seat and to appoint the Nominee to fill the vacancy created by the expansion of the Bank’s Board of Directors to serve in the class of directors with terms expiring at the Bank’s 2018 Annual Meeting of Stockholders and to elect the Nominee for an additional one year term expiring at the Bank’s 2019 Annual Meeting of Stockholders or, in each case, until her successor, if any, is elected and qualified;

(ii)       Upon her appointment and qualification to the Company’s and the Bank’s Boards of Directors, the Nominee shall be treated on a consistent basis with other members of the Company’s and the Bank’s Boards of Directors with respect to compensation and benefits, including with respect to grants of shares and options to purchase shares;

(iii)       Should the Nominee’s position as a director of the Company or the Bank be terminated during the term of this Agreement due to her resignation, death, permanent disability or otherwise, the Company shall appoint a replacement director, selected by the Stilwell Group (“Replacement Director”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and the Replacement Director shall, subject to his or her agreement to honor the provisions of Sections 3(c) and 3(d) hereof, be appointed to the Boards of the Company and the Bank.

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(b)       During the term of this Agreement, the Stilwell Group and each Stilwell Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any affiliate, other group or other person:

(i)       own, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares of Company Common Stock (i.e., in excess of the aggregate number of shares held by the Stilwell Group as of the date hereof), or any securities convertible into Company Common Stock except for additional shares acquired by way of (A) stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally, (B) inter-company or inter-fund transfers between members of the Stilwell Group and/or its affiliates, or (C) any securities acquired by the Nominee pursuant to her directorships contemplated herein (or issued to the Nominee upon exercise or conversion thereof in the case of convertible securities);

(ii)       without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Stilwell Group’s shares of Company Common Stock to any person the Stilwell Group believes, after reasonable inquiry, would be beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock;

(iii)       (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations or policies of the Company or the Bank, (C) present to the Company, its stockholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of the Company;

(iv)       publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v)       initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any Company Transaction Proposal;

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(vi)       solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

(vii)       initiate, propose, submit, encourage or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors (other than with respect to the provisions of Sections 3(a)(i) and (iii) hereof, providing for the possible election of the Nominee) or seek removal of any member of the Company’s or the Bank’s Boards of Directors;

(viii)       form, join in or in any other way (including by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;

(ix)       (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s stockholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of stockholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s stockholders that is opposed by the Company’s Board of Directors;

(x)       vote for any nominee or nominees for election to the Board of Directors of the Company or any proposal other than those nominated, proposed or supported by the Company’s Board of Directors;

(xi)       except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law;

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(xii)       advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement; and

(xiii)       publicly announce or disclose any request to be excused from any of the foregoing obligations of this Section 3(b).

(c)       During the term of this Agreement, each Stilwell Group Member and the Nominee agree not to disparage the Company, the Bank or any of their directors (including nominees supported by the Company’s Board of Directors), officers or employees in any public or quasi-public forum, and the Company and the Bank agree not to disparage the Stilwell Group, any Stilwell Group Member, or the Nominee (or the Alternate or Replacement Director, as the case may be) in any public or quasi-public forum.

(d)       (i)          The Nominee agrees that during the term of this Agreement she will not take any action, directly or indirectly, which, if the Nominee were deemed to be a Stilwell Group Member, would be in violation of or inconsistent with any of the covenants and agreements made by the Stilwell Group in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of Section 3(b);

(ii)       In the event that the Nominee, breaches clause (i) of this Section 3(d), she shall promptly resign her positions as a director of the Company and the Bank; in the event that the Nominee fails to resign after a breach in accordance with the provisions of this clause (ii), the Nominee agrees that the remaining directors of the Company and the Bank, by majority vote thereof, may remove the Nominee, from her directorship positions with the Company and the Bank; and

(iii)       The Nominee agrees to promptly submit her resignation as a director in the event of the termination of this Agreement prior to the Company’s 2019 Annual Meeting of Stockholders.

4.	Notice of Breach and Remedies.

(a)               The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

(b)               The Stilwell Group and each Stilwell Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Company unless and until the Company is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If the Company seeks relief in court, the Stilwell Group and each Stilwell Group Member irrevocably stipulate that any failure to perform by the Stilwell Group and/or any Stilwell Group Member or any assertion by the Stilwell Group and/or any Stilwell Group Member that they are excused from performing their obligations under this Agreement would cause the Company irreparable harm, that the Company shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Stilwell Group and each Stilwell Group Member shall not deny or contest that such circumstances would cause the Company irreparable harm. If, after such thirty (30) business day period, the Company has not either reasonably cured such material breach or obtained relief in court, the Stilwell Group or each Stilwell Group Member may terminate this Agreement by delivery of written notice to the Company.

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(c)               The Company expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Stilwell Group or any Stilwell Group Member unless and until the Stilwell Group and each Stilwell Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If the Stilwell Group or any Stilwell Group Member seeks relief in court, the Company irrevocably stipulates that any failure to perform by the Company or any assertion by the Company that it is excused from performing its obligations under this Agreement would cause the Stilwell Group and each Stilwell Group Member irreparable harm, that the Stilwell Group or any Stilwell Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Company shall not deny or contest that such circumstances would cause the Stilwell Group and each Stilwell Group Member irreparable harm. If, after such thirty (30) business day period, the Stilwell Group or the Stilwell Group Member has not either reasonably cured such material breach or obtained relief in court, the Company may terminate this Agreement by delivery of written notice to the Stilwell Group and each Stilwell Group Member.

5.       Term. This Agreement shall be effective upon the execution of the Agreement, and will remain in effect for a period expiring as of the close of business on the date of the Company’s 2019 Annual Meeting of Stockholders, provided, however, the Stilwell Group may terminate this Agreement at any time after the date of the Company’s 2018 Annual Meeting of Stockholders by delivery of written notice to the Company, provided further, that the Nominee, Alternate or Replacement Director, as the case may be, resigns as a director of the Company and the Bank in accordance with paragraph (iii) of Section 3(d) hereof.

6.       Publicity. Any press release or publicity with respect to this Agreement or any provisions hereof shall be jointly prepared and issued by the parties hereto. During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party, which approval shall not be unreasonably withheld, provided that the parties shall be entitled to make such filings as each deems necessary to comply with applicable securities laws.

7.       Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

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Stilwell Group:	Megan Parisi
111 Broadway, 12th Floor
New York, New York 10006
Facsimile: 212-269-2675

With a copy to:	E. J. Borrack, Esq.
c/o The Stilwell Group
111 Broadway, 12th Floor
New York, New York 10006
Facsimile: 212-269-2675

Nominee:	Corissa J. Briglia
111 Broadway, 12th Floor
New York, New York 10006
Facsimile: 212-269-2675

The Company:	Philip P. Phillips
President and Chief Executive Officer
MB Bancorp, Inc.
1920 Spring Rock Road
Forest Hill, Maryland 21050
Facsimile: 410-420-3344

With a copy to:	Gary R. Bronstein, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
Facsimile: 202-204-5616

8.       Governing Law and Choice of Forum. Unless applicable federal law or regulation is deemed controlling, Maryland law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the United States District Court for the State of Maryland or, if there is no basis for federal jurisdiction, in the Circuit Court for Harford County, Maryland. The Stilwell Group, the Stilwell Group Members the Nominee agree that the United States District Court for the State of Maryland and the in the Circuit Court for Harford County, Maryland in may exercise personal jurisdiction over them in any such actions.

9.       Severability. If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties. Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any stockholder of the Company, other than the parties to the Agreement. Nothing contained herein shall prohibit any Stilwell Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of Stilwell or any other Stilwell Group Member but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “Stilwell Group” and “Stilwell Group Member”).

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11.       Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.       Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

13.       Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)       The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b)       The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c)       The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)       The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Exchange Act of 1934.

(e)       The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company or the Bank, (ii) the persons who were directors of the Company or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) stockholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.

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(f)       The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)       The term “group” has the meaning as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

(h)       The term “person” includes an individual, group acting in concert, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other entity or group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

(i)       The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Stilwell Group or a Stilwell Group Member.

(j)       The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

14.       Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile or by email attachment (in “.pdf” form), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.       Duty to Execute. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.       Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5 hereof, unless earlier terminated pursuant to Section 4 or Section 5 hereof or by mutual written agreement of the parties.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

STILWELL ACTIVIST INVESTMENTS, L.P.

By:	Stilwell Value LLC
General Partner

By:	/s/ Megan Parisi
Megan Parisi
Member

STILWELL PARTNERS, L.P.

By:	Stilwell Value LLC
General Partner

/s/ Megan Parisi
Megan Parisi
Member

STILWELL ACTIVIST FUND, L.P.

By:	Stilwell Value LLC
General Partner

By:	/s/ Megan Parisi
Megan Parisi
Member

STILWELL VALUE LLC

By:	/s/ Megan Parisi
Megan Parisi
Member

JOSEPH STILWELL

/s/ Joseph Stilwell
Joseph Stilwell

MB BANCORP, INC.

By:	/s/ Philip P. Phillips
Philip P. Phillips
President and Chief Executive Officer

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NOMINEE

By:	/s/ Corissa J. Briglia
Corissa J. Briglia

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EXHIBIT A

The Stilwell Group currently holds 183,583 shares of Company Common Stock.

A-1